HUB GROUP, INC. REPORTS FOURTH QUARTER, FULL YEAR 2003 RESULTS

Downers Grove, IL, February 18, 2004 - Hub Group, Inc. (NASDAQ: HUBG) today reported an 87.6% increase in fourth quarter net income versus the prior year. Hub Group earned net income of $2.6 million for the quarter ended December 31, 2003 or 33 cents diluted earnings per share compared to last year's net income of $1.4 million or 18 cents diluted earnings per share.

Revenue in the fourth quarter was $359.2 million, an increase of 3.8% compared with the $346.1 million reported for the fourth quarter of 2002. Intermodal revenue for the fourth quarter was $259.5 million up 3% from the prior year. Supply Chain Solutions logistics revenue was $37.2 million, which represents a 79.6% increase from the prior year. Truckload brokerage revenue of $48.1 million and Hub Group Distribution Services revenue of $14.4 million were down 6.6% and 34.3%, respectively. Gross margin was down from 12.4% to 11.6% solely due to Hub Group Distribution Services. Costs and expenses decreased 9.6% in the fourth quarter of 2003 to $34.9 million compared to $38.6 million in 2002, reflecting the benefits from the Company's cost reduction efforts. Other expense, which primarily includes interest expense, decreased to $1.6 million in the fourth quarter of 2003 compared to $2.3 million in the same period of 2002, due to lower debt levels in 2003.


FULL YEAR 2003

Revenue for the year was $1,359.6 million compared to $1,335.7 million in 2002, or an increase of 1.8%. Gross margin increased to 12.6% of revenue compared to 12.2% in 2002 and costs and expenses decreased to 10.8% of revenue versus 11.4% in 2002.

Net income was $8.4 million for 2003 or $1.07 diluted earnings per share compared to last year's net income of $1.5 million or 19 cents diluted earnings per share.

Commenting on the results, David P. Yeager, Vice-Chairman and Chief Executive Officer of Hub Group stated, "Our results demonstrate further evidence of our ongoing turnaround. With our field realignment in place, we are now positioned more than ever to improve our business for our stakeholders."

FULL YEAR 2004

Hub expects its 2004 diluted earnings per share to be in the range of $1.25 to $1.40.


ABOUT HUB GROUP: Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload, LTL, railcar, airfreight and related logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

Certain prior year amounts have been reclassified to conform to the current year presentation.

CERTAIN FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical, including statements regarding Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2002, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. Hub Group assumes no liability to update any such forward-looking statements.


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                                 HUB GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                               UNAUDITED
                                                                             THREE MONTHS
                                                                          ENDED DECEMBER 31,        YEARS ENDED DECEMBER 31,
                                                                      ---------------------------   --------------------------
                                                                          2003          2002            2003          2002
                                                                      ------------ --------------   ------------ -------------
Revenue                                                                $ 359,196    $  346,100      $ 1,359,614   $1,335,660

Transportation costs                                                     317,485       303,174        1,188,932    1,172,848
                                                                      ------------ -------------    ------------ -------------
       Gross margin                                                       41,711        42,926          170,682      162,812

Costs and expenses:
     Salaries and benefits                                                21,291        23,237           89,980       93,476
     Selling, general and administrative                                  10,718        11,879           45,650       46,824
     Depreciation and amortization of property and equipment               2,892         3,512           10,757       11,371
                                                                      ------------ -------------    ------------ -------------
       Total costs and expenses                                           34,901        38,628          146,387      151,671
                                                                      ------------ -------------    ------------ -------------

       Operating income                                                    6,810         4,298           24,295       11,141

Other income (expense):
     Interest expense                                                     (1,711)       (2,146)          (7,691)      (9,453)
     Interest income                                                          43            64              160          230
     Other, net                                                               72          (178)             131           97
                                                                      ------------ -------------    ------------ -------------
       Total other expense                                                (1,596)       (2,260)          (7,400)      (9,126)

Income before minority interest and provision for income taxes             5,214         2,038           16,895        2,015

Minority interest                                                              -             -                -         (524)
                                                                      ------------ -------------    ------------ -------------

Income before provision for income taxes                                   5,214         2,038           16,895        2,539

Provision for income taxes                                                 2,576           632            8,465        1,041
                                                                      ------------ -------------    ------------ -------------

Net income                                                             $   2,638   $     1,406      $     8,430   $    1,498
                                                                      ============ =============    ============ =============

Diluted EPS                                                            $    0.33   $      0.18      $      1.07   $     0.19
                                                                      ============ =============    ============ =============